Exhibit 99.1

FOR IMMEDIATE RELEASE

Think Partnership Converts Preferred Stock

Holders of $25 million of Series A Preferred Stock to Convert to Common Stock

CLEARWATER, Fla. —December 13, 2006 — Think Partnership Inc. (AMEX:THK), an international leader in interactive performance-based marketing and related Internet technologies, announced today that institutional holders and the company have agreed, pursuant to separate legal agreements, to convert an aggregate of $25 million of Series A Convertible Preferred Shares into 12.5 million shares of common stock. Upon consummation of the conversions, the company will have no preferred stock outstanding. The $2.00 per share conversion rate was pre-established at the time the preferred stock was purchased by such investors.

As an inducement to effect the conversions, the company will issue new warrants to the converting investors, exercisable for five years, to purchase up to an aggregate of 2,000,005 shares of common stock at an exercise price of $3.05 per share and an aggregate of 1,000,002 shares of common stock at an exercise price of $4.00 per share. The exercise prices and the number of shares underlying the warrants are subject to adjustment in certain instances. Consummation of the conversion is conditioned upon approval for listing by the American Stock Exchange of the shares underlying the warrants not later than December 29, 2006.  The company has requested American Stock Exchange approval, which is not assured. Upon receipt of such approval from the American Stock Exchange, approximately 25% of the preferred stock will convert upon American Stock Exchange approval and the remainder will convert in approximately two months thereafter.

The common stock to be issued upon the conversions of the preferred stock is subject to an effective registration statement on file with the SEC. The company has agreed with each converting investor to file, within 60 business days following demand from any holder of the warrants, a registration statement covering the shares of common stock issuable upon the exercise of the warrants held by such holder. If the registration statement is not filed within 60 days after demand or does not become effective within 120 days following such demand, then the company will be subject to monetary penalties of up to $500,000 in the aggregate.

“The conversions will eliminate the entire $19.1 million of preferred stock from our balance sheet,” said Think Partnership’s president and CEO, Scott P. Mitchell. “More importantly, they will also eliminate an estimated $5.9 million in annual preferred dividend payments and accretion in the coming year. We expect the conversions to increase net income applicable to common share holders by approximately $0.11 per share.”

Mitchell continued, “These warrants would provide the company with $10,100,000 in cash proceeds if fully exercised by all investors. In addition to improving our balance sheet and capital structure, we believe this represents a big vote of confidence from our existing shareholders and an affirmation of the strength of our product offerings, the quality of our customers and partners, and our long-term growth potential. Overall, we believe this is a good deal for all our stakeholders.”

About Think Partnership, Inc.

Think Partnership, Inc. is an international leader in interactive performance-based marketing and related Internet technologies. Think provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Think also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick™,  Second Bite™, PrimaryAds, iLead Media, Kowabunga!®, BabyToBee, and MarketSmart. Visit www.thinkpartnership.com for more information.

Regarding Forward Looking Statements

Statements made in this press release that express the company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the company’s report, as filed with the Securities and Exchange Commission on Form 8-K, filed June 7, 2006, under the section headed “Risk Factors,” as well as Form 10-Q for the quarter ended September 30, 2006, under the section headed “ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the company’s forward-looking statements.

Contacts
Jody Brown, CFO
Think Partnership, Inc.
Tel 727.324.0046, ext. 2123
Email: jody.brown@thinkpartnership.com

or

Scott Liolios, President
The Liolios Group, Inc.
949.574.3860
Email:  scott@liolios.com